UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2011

UNITEDHEALTH GROUP INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Minnesota	1-10864	41-1321939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 936-1300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2011, UnitedHealth Group Incorporated (the “Company”) issued a press release announcing changes to its executive leadership structure effective July 5, 2011. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated in this Item 5.02 by reference.

Larry C. Renfro, Executive Vice President, UnitedHealth Group, has been appointed Executive Vice President and Chief Executive Officer of Optum and will assume responsibility and oversight for Optum, the Company’s health services platform, including OptumHealth, OptumInsight and OptumRx.

George L. Mikan III will terminate his employment with the Company effective February 29, 2012 (the “Termination Date”). Mr. Mikan will provide to Optum transitional assistance and other executive level responsibilities assigned to him from time-to-time until the Termination Date. During the period of Mr. Mikan’s continued employment his base compensation shall remain unchanged. Mr. Mikan will be eligible to participate in the Company’s annual incentive compensation plan for 2011, but will not receive a payout under the long-term cash incentive award for the 2009-2011 performance period under the Company’s Executive Incentive Plan.

In connection with Mr. Mikan’s contemplated departure, the Company and Mr. Mikan entered into a Separation and Release Agreement effective July 5, 2011 (the “Separation Agreement”). The Separation Agreement provides that upon his termination, Mr. Mikan will receive cash severance compensation pursuant to the terms of his employment agreement dated November 7, 2006. Subject to (i) Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations and (ii) the delivery by Mr. Mikan to the Company of releases of claims, the severance compensation will be payable over the two-year period following the Termination Date. Under the terms of the equity award agreements that govern Mr. Mikan’s previously granted equity awards, such awards will continue to vest and remain exercisable during the period of his continued employment and the period of payment of the severance compensation as long as Mr. Mikan complies with the terms of the Separation Agreement.

Mr. Mikan has agreed during his remaining employment, and (a) for two years after the Termination Date, not to compete directly or indirectly with the Company, subject to his right to provide service to one or more private equity funds under certain limited circumstances, and (b) for three years after the Termination Date, (i) not to recruit or solicit any Company employee or consultant, and (ii) not to directly or indirectly solicit any person or entity who was a Company provider or customer within 18 months of the Termination Date and with whom Mr. Mikan had contact to further the Company’s business or for whom Mr. Mikan performed services or supervised the provision of services during his employment. If Mr. Mikan violates a restrictive covenant in the Separation Agreement, Mr. Mikan is required to repay value realized on certain vested equity, forfeit all unvested equity and unpaid severance compensation, and pay the actual damages sustained by the Company, subject to certain limited exceptions.

In addition, Mr. Mikan agreed, and will agree at the Termination Date, to release the Company, its subsidiaries, its directors, officers, shareholders, agents and other representatives from all claims he may have, known or unknown, against them, except that the release neither waives certain rights he has under the Company’s retirement plan and welfare benefits plans, nor waives his right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency concerning his employment.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

99.1	Press Release dated July 6, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2011

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Richard N. Baer
Richard N. Baer
Executive Vice President and Chief Legal Officer

Exhibit Index

Exhibit	Description

99.1	Press Release dated July 6, 2011

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